SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC  20549

                               FORM S-8
                        REGISTRATION STATEMENT

                                 UNDER
                      THE SECURITIES ACT OF 1933

                       DATA SWITCH CORPORATION
_________________________________________________________________
              (Exact name of issuer as specified in charter)

        Delaware                                 06-0962862
_________________________________________________________________
(State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)             Identification No.)

One Enterprise Drive, Shelton, CT                   06484
_________________________________________________________________
(Address of Principal Executive Offices)          (Zip Code)

                       DATA SWITCH CORPORATION
                   1989 INCENTIVE STOCK OPTION PLAN
                        (Full title of the Plan)
_________________________________________________________________

                        Shawn A. Smith, Esq.
                      Data Switch Corporation
                        One Enterprise Drive
                    Shelton, Connecticut  06484
_________________________________________________________________
              (Name and Address of Agent for Service)

                          (203) 926-1801
_________________________________________________________________
              (Telephone Number, including area code,
                        of agent for service)

                  CALCULATION FOR REGISTRATION FEE
_________________________________________________________________
                                Proposed    Proposed
Title of                        maximum     maximum       Amount
securities     Amount           offering    aggregate     of
to be          to be            price per   offering      registra-
registered     registered       share       price         tion fee
___________________________________________________________________

Common Stock,  500,000 shares   $2.25    $1,125,000.00     $387.93
$.01 Par Value
___________________________________________________________________
*Offering price per share calculated on the basis of Rule 457(h) and current practices of option issuance under the Plan.

The contents of Registration Statement number 33-35835 with respect to the Data Switch Corporation 1989 Incentive Stock Option Plan are incorporated herein by reference.

Exhibits

       4.1   Copy of the 1989 Incentive Stock Option Plan
       4.2   Form of Incentive Stock Option Agreement
             [Filed as Exhibit 4.2 to Registration Statement
             Number 33-35835]
       23.1  Consent of Coopers & Lybrand
       24.1  Power of Attorney

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on this 24th day of May, 1994.

                               DATA SWITCH CORPORATION


                               By:/s/ W. James Whittle
                                  W. James Whittle
                                  Vice President and Chief
                                  Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                      Date


/s/ William J. Lifka        Chairman of the Board,     May 24, 1994
William J. Lifka            President and Chief
                            Executive Officer

/s/ W. James Whittle        Vice President and         May 24, 1994
W. James Whittle            Chief Financial Officer


/s/ Brandt R. Allen         Director                   May 24, 1994
Brandt R. Allen


/s/ D. David Cohen          Director                   May 24, 1994
D. David Cohen


/s/ Richard E. Greene       Director                   May 24, 1994
Richard E. Greene


/s/ Norman Rasmussen        Director                   May 24, 1994
Norman Rasmussen


/s/ Irwin J. Sitkin         Director                   May 24, 1994
Irwin J. Sitkin


/s/ Michael D. Stashower    Director                   May 24, 1994
Michael D. Stashower

                          DATA SWITCH CORPORATION
                    1989 INCENTIVE STOCK OPTION PLAN

       Section 1: Purpose. The purpose of the 1989 Incentive Stock Option Plan (the "Plan") is to provide to employees of Data Switch Corporation (the "Company"), an incentive to remain in the Company's service and to work for the success of the Company and its subsidiaries by enabling them to increase their proprietary interest in the Company through the purchase of shares of Common Stock of the Company (the "Stock") pursuant to this Plan. It is further intended that options issued pursuant to the Plan shall constitute "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

       Section 2: Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board"), or in the alternative, by a Committee of the Board selected by the Board to administer the Plan. In the event that the Board selects a Committee to administer the Plan, all rights and powers reserved to the Board hereunder shall be the sole province of the Committee. Persons serving as members of the Board of Directors shall be eligible to participate in the Plan, except to the extent prohibited by any federal, state or local securities legislation.

       Subject to the provisions of this Plan, the Board of Directors shall have full and final authority to determine (i) the employees to whom options shall be granted; (ii) the number of shares to be covered by options granted to each such employee;
(iii) the price to be paid for the shares upon the exercise of each option; (iv) the period within which options may be exercised; and
(v) the terms and conditions of each option granted pursuant to the Plan, which may include, in addition to any conditions imposed under this Plan, such other conditions as the Board shall determine and as shall be included in any Incentive Stock Option Agreement referred to in Section 5 hereof.

       The Board may establish from time to time such regulations, provisions, and procedures, within the terms of the Plan, as, in its opinion, may be advisable in the administration of the Plan.

       Section 3: Eligibility. The persons who shall be eligible to be granted options to purchase Stock of the Company under this Plan are the employees, including officers and directors of the Company or of any subsidiary Company in which the Company owns, directly or indirectly, stock possessing 50% or more of the combined voting power thereof, including companies which become subsidiaries after the adoption of the Plan. From the pool of eligible employees, the Board shall, from time to time, choose those employees to whom options shall be granted on the basis of contribution (or capacity to contribute) in substantial measure to the successful performance of the Company or such subsidiaries.

        Section 4: Shares Available for Options. The Board shall reserve for purposes of this Plan, out of the authorized but unissued Stock of the Company or out of shares of such Stock held in its Treasury, or partly out of each, a total of 1,000,000 shares of Stock of the Company (or the number and kind of shares of stock or other securities which, in accordance with
Section 13 of this Plan, shall be substituted for such shares or to which such 1,000,000 shares shall be adjusted). In the event that an option granted under the Plan expires or is terminated unexercised as to any shares covered by such option, such shares shall thereafter be again available for the granting of options under this Plan.

       Section 5:       Granting of Options.

            (a) Subject to the provisions of this Plan, the Board shall have full and final authority to determine the persons to whom options shall be granted and the number of shares to be covered by each option. Under the provisions of this Plan, the Board is authorized to grant only options which are "incentive stock options" pursuant to Section 422A of the Code.

            (b) Options may be granted under this Plan at any time not later than ten (10) years after the earlier of (i) the date on which the Plan is adopted by the Board, or (ii) the date on which the Plan is approved by the Stockholders of the Company.

            (c) The aggregate fair market value, determined as of the time an option is granted and as provided in Section 6 of this Plan, of the Stock for which any employee may be granted incentive stock options in any calendar year under this Plan (or any other plan of the Company or a subsidiary which entitles the participants to acquire stock of the Company or any subsidiary) shall not exceed $100,000.

            (d) Each option granted under this Plan shall be confirmed by an Incentive Stock Option Agreement which shall be executed by the Company and by the employee to whom the option is granted.

       Section 6.       Option Price.

            (a) The Board shall, in its discretion, establish, at the time at which any option is granted, the purchase price of each share of Stock covered by such option; provided, however, that the option price shall not be less than 100% of the fair market value of the shares covered by the option on the day such option is granted. The option price will be subject to adjustment in accordance with the provisions of Section 13 of this Plan. The option price of each share purchased pursuant to the exercise of an option shall be paid in full at the time of purchase in cash, or in shares of stock of the Company equal in value (of which the Board shall be the sole judge) to the option price.


            (b) The fair market value of each share shall be deemed to be not less than the mean between the highest and lowest selling prices of a share of Stock of the Company on the market or exchange on which the stock is principally traded on the day on which the option is granted, or if there is no sale reported on that day, on the last preceding date within a reasonable period preceding the date of grant on which any reported sale occurred.
If no actual sales of the Stock occur during a reasonable period preceding the date of grant, the fair market value of each share shall be deemed to be not less than the mean between the bona fide bid and asked prices on the date of grant, or if none, on the last preceding date on which such prices were quoted, as reported in regularly published sources or by the Automated Quotation System of the National Association of Securities Dealers, Inc.

       Section 7:       Terms of Options.      The Board shall have
full discretion to determine the period during which an option may be exercised, provided, however, that in no event shall any option granted under this Plan, by its terms expire more than ten (10) years from the date on which it is granted. Except as provided in
Section 12 of this Plan, the employee to whom such option is granted must remain in the continuous employ of the Company or any of its subsidiaries described in Section 3 hereof at all times during the period beginning on the date of the granting of the option and ending not more than three (3) months prior to the date of exercise.

       Section 8: Limits on Options to Certain Stockholders. Notwithstanding anything else herein, the Board may not grant any options under this Plan to any stockholder of the Company owning more than ten (10%) percent of the Company's voting securities, taken together and not as a separate class, unless such option:

            (a) expires in accordance with the terms thereof, not less than five (5) years from the date on which it is granted; and

            (b) has an option price, determined in accordance with Section 6 hereof, of not less than 110% of the fair market value of the shares covered by the option.

       Section 9:       Exercise of Options.  Options granted
hereunder shall be exercisable:

            (a) As to one-third (1/3) of the total number of shares subject to each grant, eighteen (18) months after the option is granted;

            (b) As to one-third (1/3) of the total number of shares subject to each grant, thirty (30) months after the option is granted; and

            (c) As to one-third (1/3) of the total number of shares subject to each grant, forty-two (42) months after the option is granted.

       Notwithstanding the foregoing, the Board shall have authority to provide for such other exercise terms, or acceleration of exercisability of previously granted options, or any class of options, as the Board may, in its sole discretion, determine to be appropriate. The right to purchase shares shall be cumulative so that when the right to purchase any shares has accrued under any such option, such shares or any part thereof may be purchased at any time thereafter, until the expiration or termination of the option.

       Section 10.      Payment of Option Price.           Upon
exercise of any option granted this Plan, each optionee shall pay for the shares purchased at the time of and together with notice of exercise of such option. Such payment shall be made by certified or bank check. Notwithstanding the foregoing, the Board may adopt provisions implementing this Plan and not otherwise inconsistent herewith:

            (a) permitting the optionee to pay for the shares with Stock of the Company; or

            (b) permitting the optionee to receive property in lieu of the shares at the time of the exercise of the option;
and/or

            (c) conditioning the exercise of any option on the occurrence of any event not inconsistent with the provisions of subparagraph (b) of Section 422A of the Internal Revenue Code.

       Section 11.      Non-Transferability of Options.
Options granted under this plan shall not be transferable by the optionee otherwise than by will, or if the optionee dies intestate, by laws of descent and distribution of the jurisdiction of domicile of the optionee at the time of his or her death, and such options shall be exercisable during his or her lifetime only by the optionee. If the optionee is declared legally incompetent, the optionee's duly appointed personal representative may exercise any options which the optionee was eligible to exercise at the time at which the optionee was declared incompetent, to the extent provided in Section 12(b) of this Plan.

       Section 12.      Termination of Employment.

            (a) If the employment of an optionee by the Company or by any of its subsidiary companies described in Section 3 hereof shall terminate for any reason other than by death or total and permanent disability, any option which the optionee is entitled to exercise on the date of such termination shall be exercisable by the optionee at any time on or before the expiration date of the option or three (3) months after the date of such termination, but only to the extent of the accrued right to purchase at the date of such termination.

            (b) If the employment of the optionee shall be terminated because of the total and permanent disability of such optionee within the meaning of Section 22(e)(3) of the Code, the option shall be exercisable by the optionee at any time on or before the earlier of the expiration date of the option or one (1) year after the date of such termination of employment, but only to the extent of the accrued right to purchase at the date of such termination.

            (c) If the optionee shall die while employed by the Company or any of its subsidiary companies described in Section 3 hereof, or within three (3) months after termination of or retirement from such employment, and if, at the date of death, the optionee shall be entitled to exercise an option, such option may be exercised by any person who acquires the option by bequest or inheritance or by reason of the death of the optionee, but to the extent of the accrued right to purchase at the date of death.

       Section 13.      Adjustment of Number of Shares.
   In the event that the Company shall distribute a dividend on Stock of the Company payable in shares of such Stock, the number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split, combination of shares, merger or consolidation, there shall be substituted for each share of Stock subject to any option and for each share of Stock reserved for issuance pursuant to the Plan but not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged.

       In the event there shall be any change, other than as specified above in this Section 13, in the number of or kind of outstanding shares of Stock or of any stock or other securities into which such Stock shall have been changed or for which it shall have been exchanged, and the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan but not yet covered by an option and of shares then subject to any option, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan and of each Incentive Stock Option Agreement.

       In the case of any such substitution or adjustment as provided for in this Section, the option price in any Incentive Stock Option Agreement for each such share covered thereby prior to such substitution or adjustment will be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted. No adjustment or substitution provided for in this
Section 13 shall require the Company to sell a fractional share, and the total substitution or adjustment with respect to each Incentive Stock Option Agreement shall be limited accordingly.

       Section 14.      Delivery and Registration of Stock.
The Company's obligation to deliver shares of Stock with respect to an option shall, if the Board so requests, be conditioned upon receipt of a representation as to the investment intent of the person to whom such shares are to be issued, in such form as the Board shall determine to be necessary or advisable to comply with the Securities Act of 1933 ("Act") or other applicable federal, state, or local securities legislation. The Board may include a provision that any representation requirement shall become inoperative upon a registration of such shares or upon any other event eliminating the necessity of such registration under the Act.

       Section 15.      Amendment of Plan.           The Board
shall have the right to amend, suspend, or terminate this Plan at any time, provided that no amendment shall be made which shall (i) increase the total number of shares which may be issued and sold pursuant to options granted under this Plan, or (ii) decrease the minimum option price stated in Section 6 of this Plan, unless such amendment is made by or with the approval of the Stockholders.

       Section 16.      Effective Date and Duration of Plan.
The effective date of the Plan shall be March 31, 1989 and it shall terminate on March 31, 1999. The Board may terminate the Plan at any earlier time.

       In the event of such termination, no additional options may be granted under the Plan thereafter, provided, however, that any such termination shall not affect the validity of any prior option.

                                                       Exhibit 23.1

                 Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement on Form S-8, relating to the 1989 Incentive Stock Option Plan of Data Switch Corporation in the prospectus included therein, of our report dated February 11, 1994, except for Note 9, as to which the date is March 22, 1994, on our audits of the consolidated financial statements and financial statement schedules of Data Switch Corporation as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991, which report is included in the 1993 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."

                                     Coopers & Lybrand



Stamford, Connecticut
May 11, 1994

                                             Exhibit 24.1
                         POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Lifka and W. James Whittle, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature                      Title                      Date


/s/ William J. Lifka        Chairman of the Board,     May 24, 1994
William J. Lifka            President and Chief
                            Executive Officer

/s/ W. James Whittle        Vice President and         May 24, 1994
W.  James Whittle           Chief Financial Officer


/s/ Brandt R. Allen         Director                   May 24, 1994
Brandt R. Allen


/s/ D. David Cohen          Director                   May 24, 1994
D. David Cohen


/s/ Richard E. Greene       Director                   May 24, 1994
Richard E. Greene


/s/ Norman Rasmussen        Director                   May 24, 1994
Norman Rasmussen


/s/ Irwin J. Sitkin         Director                   May 24, 1994
Irwin J. Sitkin


/s/ Michael D. Stashower    Director                   May 24, 1994
Michael D. Stashower